Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

OF

ADVANCED CELL, INC.

(A DELAWARE CORPORATION)

WITH

AND INTO

ADVANCED CELL TECHNOLOGY, INC.

(A DELAWARE CORPORATION)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated this 18th day of November 2005, by and between Advanced Cell, Inc., a Delaware corporation and wholly owned subsidiary of ACT-Delaware (as defined below) (“Advanced Cell”) and Advanced Cell Technology, Inc., a Delaware corporation (“ACT-Delaware”), is made with respect to the following facts.

RECITALS

WHEREAS, Advanced Cell is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, ACT-Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, the respective Boards of Directors for Advanced Cell and ACT-Delaware have determined that it is advisable and to the advantage of said two corporations and their stockholders that Advanced Cell merge with and into ACT-Delaware so that ACT-Delaware is the surviving corporation on the terms provided herein (the “Merger”); and

WHEREAS, the respective Board of Directors Advanced Cell and ACT-Delaware have adopted and approved this Agreement.

NOW THEREFORE, based upon the foregoing, and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement agree as follows.

ARTICLE I – THE MERGER

1.1                                 The Merger; Surviving Corporation. Subject to the terms and conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2 below), Advanced Cell shall be merged with and into ACT-Delaware, subject to and upon the terms and conditions provided in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), and the separate existence of Advanced Cell shall cease. ACT-Delaware shall be the surviving entity (the “Surviving Corporation”) and shall continue to be governed by the DGCL.

1.2                                 Constituent Corporations. The name, address, jurisdiction of organization and governing law of each of the constituent corporations is as follows:

(a)                                  Advanced Cell:  Advanced Cell, Inc., a corporation organized under and governed by the laws of the State of Delaware with an address of 381 Plantation Street, Worcester, MA 01605; and

(b)                                 ACT-Delaware:  Advanced Cell Technology, Inc., a corporation organized under and governed by the laws of the State of Delaware with an address of 381 Plantation Street, Worcester, MA 01605.

1.3                                 Surviving Corporation. ACT-Delaware, a corporation organized under the laws of the State of Delaware, shall be the surviving corporation.

1.4                                 Address of Principal Office of the Surviving Corporation. The address of ACT-Delaware, as the Surviving Corporation, shall be 381 Plantation Street, Worcester, MA 01605.

1.5                                 Effective Time. The Merger shall become effective (the “Effective Time”), on the date upon which the last to occur of the following shall have been completed:

(a)                                  This Agreement and the Merger shall have been adopted by the Board of Directors of Advanced Cell;

(b)                                 This Agreement and the Merger shall have been adopted by the Board of Directors of ACT-Delaware in accordance with the requirements of the DGCL; and

(c)                                  An executed Certificate of Ownership and Merger (the “Certificate of Ownership”) or an executed counterpart to this Agreement meeting the requirements of the DGCL shall have been filed with the Secretary of State of the State of Delaware.

1.6                                 Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Ownership and the applicable provisions of the DGCL. Without limiting the foregoing, from and after the Effective Time, all the property, rights, privileges, powers and franchises of Advanced Cell shall vest in ACT-Delaware, as the Surviving Corporation, and all debts, liabilities and duties of Advanced Cell shall become the debts, liabilities and duties of ACT-Delaware, as the Surviving Corporation.

1.7                                 Certificate of Incorporation; Bylaws.

(a)                                  From and after the Effective Time, the Certificate of Incorporation of ACT-Delaware shall be the Certificate of Incorporation of the Surviving Corporation.

(b)                                 From and after the Effective Time, the Bylaws of ACT-Delaware as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

1.8                                 Officers and Directors. The officers of ACT-Delaware immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their prior resignation, removal or death. The directors of ACT-Delaware immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

ARTICLE II- CONVERSION OF SHARES

2.1                                 Conversion of Common Stock of Advanced Cell. At the Effective Time by virtue of the Merger, and without any action on part of the holders of any outstanding shares of Advanced Cell, the shares of Advanced Cell Common Stock owned by ACT-Delaware shall be canceled at the Effective Time.

ARTICLE III – TRANSFER AND CONVEYANCE OF ASSETS

AND ASSUMPTION OF LIABILITIES

3.1                                 Transfer, Conveyance and Assumption. At the Effective Time, ACT-Delaware shall continue in existence as the Surviving Corporation, and without further action on the part of Advanced Cell or ACT-Delaware, succeed to and possess all the rights, privileges and powers of Advanced Cell , and all the assets and property of whatever kind and character of Advanced Cell shall vest in ACT-Delaware without further act or deed. Thereafter, ACT-Delaware, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of Advanced Cell, and any claim or judgment against Advanced Cell may be enforced against ACT-Delaware as the Surviving Corporation, in accordance with Section 259 of the DGCL.

3.2                                 Further Assurances. If at any time ACT-Delaware shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in it the title to any property or right of Advanced Cell, or otherwise to carry out the provisions hereof, officers of Advanced Cell as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary and proper to vest, perfect or convey title to such property or right in ACT-Delaware and otherwise to carry out the provisions hereof.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES

OF Advanced Cell

Advanced Cell represents and warrants to ACT-Delaware as follows:

4.1                                 Validity of Actions. Advanced Cell (a) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and (b) has full power and authority to enter into this Agreement and to carry out all acts contemplated by it. This Agreement has been duly executed and delivered on behalf of Advanced Cell. Advanced Cell has received all necessary authorization to enter into this Agreement, and this Agreement is a legal, valid and binding obligation of Advanced Cell, enforceable against Advanced Cell in accordance with its terms. The execution and delivery of this Agreement and consummation of the transactions contemplated by it will not violate any provision of Advanced Cell’s Articles of Incorporation or Bylaws, nor violate, conflict with or result in any breach of any of the terms, provisions or conditions of, or constitute a default or cause acceleration of, any indebtedness under any agreement or instrument to which Advanced Cell is a party or by which it or its assets may be bound, or cause a breach of any applicable Federal or state law or governmental regulation, or any applicable order, judgment, writ, award, injunction or decree of any court or governmental instrumentality.

ARTICLE V – REPRESENTATIONS AND WARRANTIES

OF ACT-Delaware

ACT-Delaware represents and warrants to Advanced Cell as follows:

5.1                                 Validity of Actions. ACT-Delaware (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware, and (b) has full power and authority to enter into this Agreement and to carry out all acts contemplated by it. This Agreement has been duly executed and delivered on behalf of ACT-Delaware, and ACT-Delaware has received all necessary authorization. This Agreement is a legal, valid and binding obligation of ACT-Delaware, enforceable against ACT-Delaware in accordance with its terms. The execution and delivery of this Agreement and consummation of the transactions contemplated by it will not violate any provision of the Certificate of Incorporation or Bylaws of ACT-Delaware nor violate, conflict with or result in any breach of any of the terms, provisions or conditions of, or constitute a default or cause acceleration of, any indebtedness under any agreement or instrument to which ACT-Delaware is a party or by which it or its assets may be bound, or cause a breach of any applicable federal or state law or regulation, or any applicable order, judgment, writ, award, injunction or decree of any court or governmental instrumentality.

ARTICLE VI – FURTHER ACTIONS

6.1                                 Additional Documents. At the request of any party, each party will execute and deliver any additional documents and perform in good faith such acts as reasonably may be required in order to consummate the transactions contemplated by this Agreement.

ARTICLE VII – CONDITIONS TO THE MERGER

The obligation of ACT-Delaware and of Advanced Cell to consummate the Merger shall be subject to compliance with or satisfaction of the following conditions:

7.1                                 Bring Down. The representations and warranties set forth in this Agreement shall be true and correct in all material respects at, and as of, the Effective Time as if then made as of the Effective Time.

7.2                                 No Statute, Rule or Regulation Affecting. At the Effective Time, there shall be no statute, or regulation enacted or issued by the United States or any State, or by a court, which prohibits or challenges the consummation of the Merger.

7.3                                 Satisfaction of Conditions. All other conditions to the Merger set forth herein shall have been satisfied.

ARTICLE VIII – TERMINATION; AMENDMENT; WAIVER

8.1                                 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the filing of the Certificate of Ownership with the Secretary of State of the State of Delaware, by mutual consent of the Board of Directors of ACT-Delaware and the Board of Directors of Advanced Cell.

8.2                                 Amendment. The parties hereto may, by written agreement, amend this Agreement at any time prior to the filing of the Certificate of Ownership with the Secretary of State of the State of Delaware, such amendment to be approved by the Board of Directors of Advanced Cell agreeing to such amendment with ACT-Delaware.

8.3                                 Waiver. At any time prior to the Effective Time, any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party or with any condition to the obligations hereunder, in each case only to the extent that such obligations, agreements and conditions are intended for its benefit.

ARTICLE IX – MISCELLANEOUS

9.1                                 Expenses. If the Merger becomes effective, all of the expenses incurred in connection with the Merger shall be paid by ACT-Delaware.

9.2                                 Notice. Except as otherwise specifically provided, any notices to be given hereunder shall be in writing and shall be deemed given upon personal delivery or upon mailing thereof, if mailed by certified mail, return receipt requested, to the following addresses (or to such other address or addresses shall be specified in any notice given):

In the case of ACT-Delaware:

Advanced Cell Technology, Inc.

381 Plantation Street

Worcester, MA 01605

In the case of Advanced Cell:

Advanced Cell, Inc..

381 Plantation Street

Worcester, MA 01605

9.3                                 Non-Assignability. This Agreement shall not be assignable by any of the parties hereto.

9.4                                 Entire Agreement. This Agreement contains the parties’ entire understanding and agreement with respect to its subject matter, and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Agreement shall be null and void and are merged into this Agreement.

9.5                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles.

9.6                                 Headings. The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

9.7                                 Gender; Number. All references to gender or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context requires.

9.8                                 Severability. The provisions of this Agreement shall be severable, and any invalidity, unenforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by an officer duly authorized to do so, all as of the day and year first above written.

ADVANCED CELL TECHNOLOGY, INC.,

a Delaware Corporation

By:	/s/ William M. Caldwell, IV
Name: William M. Caldwell, IV
Title: Chief Executive Officer

ADVANCED CELL, INC.,
a Delaware Corporation

By:	/s/ William M. Caldwell, IV
Name: William M. Caldwell, IV
Title: Chief Executive Officer